200 Connell Drive

Berkeley Heights, NJ 07922

Genta Incorporated Announces Second Quarter 2007 Financial Results and Corporate Highlights

•

New Phase 3 trial of Genasense® seeks to confirm benefit in melanoma

•

New IND filed for clinical-stage product to treat bone disease

•

Company regains compliance for NASDAQ Global Markets listing; Genta common stock to resume trading under “GNTA” symbol in August 2007

•

Named-patient/compassionate-use program for Genasense will continue during Phase 3 trial

•

Appeal of FDA decision on Genasense NDA in CLL pending

BERKELEY HEIGHTS, NJ – August 7, 2007 – Genta Incorporated (NASDAQ: GNTAD) today announced financial results and corporate highlights for the second quarter ended June 30, 2007.

“Over the past several months, we critically examined our development programs and have concluded that our assets and employees represent a significant value opportunity for shareholders,” commented Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “Our lead compound, Genasense®, has demonstrated improved outcomes for patients with CLL and melanoma, and we plan to pursue plans that will seek global regulatory approvals of this drug.  In addition to developing dosing schedules of Genasense that may simplify its administration, we have added a new clinical-stage compound with the announcement of an IND filing for an orally available gallium product to treat accelerated bone loss.  We plan to continue ongoing efforts to further diversify the Company’s portfolio and leverage our expertise in clinical research.”

New Randomized Phase 3 Trial of Genasense plus Dacarbazine in Advanced Melanoma

The Company has announced plans to initiate a new Phase 3 trial, now known as AGENDA: “A Randomized Controlled Trial of Genasense plus Dacarbazine Compared with Dacarbazine Alone in Patients with Advanced Melanoma”.  This trial will seek to evaluate the effectiveness of the Genasense/dacarbazine combination in patients identified in the preceding randomized trial of dacarbazine with or without Genasense (known as GM301) as having derived greatest benefit.  AGENDA seeks to enroll patients using a readily available biomarker that multiple studies have confirmed as the most powerful indicator of prognosis.  The trial will enroll approximately 300 patients and will be conducted at sites in North America, Europe and Australia.  In July 2007, the Company announced that the European Medicines Agency indicated

that approval of Genasense in melanoma will require the conduct of another clinical study, and the new trial is intended to address this requirement.

Chronic Lymphocytic Leukemia (CLL)

The Company announced that it will request review of the non-approvable decision by the Food and Drug Administration (FDA) for the New Drug Application (NDA) for Genasense in patients with relapsed or refractory chronic lymphocytic leukemia (CLL).  Following FDA’s established Dispute Resolution Process, Genta will submit its request to Dr. Steven Galson, Director of FDA’s Center for Drug Evaluation and Research (CDER), and the Company anticipates a decision from CDER in the second half of 2007.

“Named-Patient” Distribution Will Provide Patient Access to Genasense® and Ganite®

While the AGENDA trial is ongoing, Genta has elected to continue to provide both Genasense (oblimersen sodium) and Ganite® (gallium nitrate injection) on a compassionate-use/named patient basis.  Genta established this program via a collaboration with IDIS, a U.K.-based company that will distribute the drug in territories outside the United States upon physician request for a specific patient.  Going forward, the Company will levy a charge and record revenue for the provision of both agents under this program.

IND Filed with FDA to Enable Clinical Testing of New Oral Drug for Bone Disease

In August 2007, the Company filed an Investigational New Drug Exemption (IND) with the FDA’s Division of Endocrinologic and Metabolic Drugs for a newly formulated compound, known as G4544.   Developed out of a joint collaboration with Emisphere Technologies, Inc., G4544 is a new tablet formulation that enables oral absorption of the active ingredient contained in Ganite.  This compound is a highly potent inhibitor of calcium release from bone.  Diseases associated with accelerated bone loss include hypercalcemia, bone metastases, Paget’s disease and osteoporosis.  Genta currently intends to manage the clinical development process of oncology indications and to seek a development and commercial partner for non-malignant metabolic bone diseases.  Assuming regulatory concurrence with the IND plan to establish bioequivalence with the FDA-approved parenteral product, Genta expects to initiate the initial clinical trial of G4544 in the second half of 2007.

Stock Trading and Capital Structure

In July, Genta was notified by NASDAQ that the Company has demonstrated compliance with all NASDAQ Marketplace rules.  As a consequence, the NASDAQ Listings Qualifications Panel determined that Genta’s common stock will continue to be listed on the NASDAQ Global Market.  As part of the plan to establish compliance, Genta stockholders approved a one-for-six reverse split of the Company’s shares of common stock, which reduced the number of outstanding shares to approximately 31 million.  The Company’s common stock temporarily trades under the symbol “GNTAD”.  On or about August 10, 2007, the Company expects that the common stock will resume trading under its former symbol, “GNTA”.

Financial Information

All share and per share data included in this press release have been retroactively adjusted to account for the effect of the 1-for-6 reverse stock split on July 13, 2007.  The Company reported a net loss of $8.2 million, or $0.27 per share, for the second quarter of 2007, compared to a net loss of $14.6 million, or $0.66 per share, for the second quarter of 2006. For the six months ended June 30, 2007, the Company reported a net loss of $13.8 million, or $0.48 per share, compared to a net loss of $24.5 million, or $1.17 per share, for the comparable period in 2006.

Net product sales of Ganite in the second quarter and first six months of 2007 of $0.1 million and $0.2 million, respectively, declined from the prior-year periods of $0.4 million and $0.4 million, respectively.  The second quarter of 2006 included the effects of a reduction in the provision for Ganite sales returns of $0.3 million.  Excluding this adjustment, sales slightly increased in the second quarter and first six months of 2007.  Operating expenses declined in the second quarter and first six months of 2007, as the prior year included a buildup of sales, marketing and manufacturing expenses incurred in preparation for a possible commercial launch of Genasense. In addition, lower expenses in 2007 reflect the impact of a staff reduction in December 2006.

In the fourth quarter of 2006, the Company recorded an expense of $5.3 million that provides for the issuance of 2 million shares of Genta common stock, for a settlement in principle of class action litigation.  The expense is net of insurance recovery of $18.0 million.  At June 30, 2007, the revised estimated value of the common shares portion of the litigation settlement is $3.5 million, based on a closing price of Genta’s common stock of $1.74 per share, resulting in a reduction in the provision of $0.2 million in the second quarter and a reduction of $1.8 million for the first six months of 2007.

As of June 30, 2007, Genta had no long-term debt, $0.2 million in short-term debt, and had cash, cash equivalents and marketable securities of $22.4 million, compared to $29.5 million as of December 31, 2006. During the first six months of 2007, net cash used in operating activities was $16.8 million.

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on August 7, 2007 at 8:00 am EDT.

Conference call information:

US/Canada call:  877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 11209530.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

•

the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•

the safety and efficacy of the Company’s products or product candidates;

•

the Company’s assessment of its clinical trials;

•

the commencement and completion of clinical trials;

•

the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•

the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•

the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

•

the adequacy of the Company’s patents and proprietary rights;

•

the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and

•

the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess

TS Communications Group, LLC

(908) 286-3980

info@genta.com

Genta Incorporated

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Product sales – net	$105	$379	$199	$446
Cost of goods sold	26	22	48	38
Gross margin	79	357	151	408

Operating expenses:
Research and development	4,099	8,637	7,481	13,387
Selling, general and administrative	4,735	6,716	8,787	12,173
Reduction in liability for settlement of litigation	(240)	—	(1,800)	—
Total operating expenses	8,594	15,353	14,468	25,560
Other income	280	354	478	614
Net loss	$(8,235)	$(14,642)	$(13,839)	$(24,538)
Net loss per basic and diluted share	$(0.27)	$(0.66)	$(0.48)	$(1.17)
Shares used in computing basic and diluted net loss per share (adjusted for 1-for-6 reverse stock split on July 13, 2007)	30,621	22,278	28,604	20,995

Selected Condensed Consolidated Balance Sheet Data

(Unaudited)

	June 30 2007	December 31 2006
Cash, cash equivalents and marketable securities	$22,446	$29,496
Working capital	9,959	12,682
Total assets	43,847	51,778
Total stockholders’ equity	11,857	14,642